Exhibit 99.1

    Chiron Reports 2004 First-Quarter Pro-Forma Results of 22 Cents Per Share
      24 Percent Increase in Pro-Forma Revenues Over First Quarter 2003

     EMERYVILLE, Calif., April 21 /PRNewswire-FirstCall/ -- Chiron Corporation (Nasdaq: CHIR) today reported pro-forma income from continuing operations of $43 million, or $0.22 per share, for the first quarter of 2004, compared to $56 million, or $0.30 per share, for the first quarter of 2003. The decrease in earnings per share for the first quarter of 2004 as compared to the first quarter of 2003 was primarily due to two factors: the seasonal impact of the PowderJect acquisition and the decline in the Betaseron royalty rate. The impact of these factors was an approximate $0.10 decrease in pro-forma and GAAP earnings per share. For the quarter, foreign exchange rates, on a pro-forma basis, resulted in a $0.01 decrease in earnings per share. On a GAAP basis, Chiron reported income from continuing operations of $27 million, or $0.14 per share, for the first quarter of 2004, compared to income from continuing operations of $61 million, or $0.32 per share, for the first quarter of 2003.
    The PowderJect acquisition had a significant impact on earnings per share for the first quarter of 2004. Revenues of the primary product acquired with PowderJect, Fluvirin(R) influenza vaccine, are heavily seasonal and are recognized primarily in the second half of the year; however, costs associated with PowderJect are incurred throughout the year.
    Because of this seasonality, Chiron expects that earnings per share for the second half of 2004, as a proportion of earnings per share for the year, will be substantially higher than they were for the second half of 2003. The company expects the range of pro-forma earnings per share in the second half of 2004 to be between 75 percent and 80 percent of total earnings per share for the year. (The company expects the range of GAAP earnings per share in the second half of 2004 to be between 80 percent and 85 percent of total earnings per share for the year.)
    Chiron management uses pro-forma financial statements to gain an understanding of the company's operating performance on a comparative basis. Pro-forma results exclude special items relating to certain acquisitions and revenues, which may not be indicative of the company's trends or potential future performance. Please refer to the attached tables at the end of this document for more detail on these items and a reconciliation to GAAP financial statements. All references to per-share amounts are per diluted share.
    "Chiron continues to execute its strategy and investment agenda and deliver solid financial returns," said Howard Pien, Chiron's president and chief executive officer. "We are progressing toward completion of our 20 milestones for growth as outlined at the beginning of the year, with expansion of our Blood Testing business into the Pacific Rim, continued investment in flu vaccine production and development, and development plans in our infectious disease and cancer franchises.
    "As we build the foundation for future value with these business milestones, we are committed to delivering a strong financial performance. We look forward to an excellent year that, through sound execution, disciplined science and a steadfast commitment to improving human health, will bring value to shareholders and further contribute to the detection, prevention and treatment of diseases worldwide."

    Overall Revenues
    Total revenues were $380 million for the first quarter of 2004, compared to $307 million for the first quarter of 2003. Foreign exchange rates resulted in a five percent increase in total revenues. Net product sales were $281 million for the first quarter of 2004, compared to $219 million for the first quarter of 2003.

    Blood Testing
    Total Blood Testing revenues were $117 million for the first quarter of 2004, compared to $93 million for the first quarter of 2003. Blood Testing revenues primarily include revenues from the sales of products related to Chiron's Procleix(R) HIV-1/HCV Assay; revenues related to Chiron's joint business arrangement for immunodiagnostics with Ortho-Clinical Diagnostics, Inc. (Ortho), a Johnson & Johnson company; and royalties paid by F. Hoffmann-La Roche (Roche) related to nucleic acid testing (NAT) blood screening. The gross profit margin on blood testing products was 43 percent for the first quarter of 2004, compared to 40 percent for the first quarter of 2003. The increase was primarily due to the amendment, effective January 1, 2004, to the worldwide blood screening collaboration agreement with Gen-Probe Incorporated in order to adopt permanent, fixed revenue shares for each party.

    -- Sales related to the Procleix(R) System were $62 million for the first quarter of 2004, compared to sales of $42 million for the first quarter of 2003. The increase was primarily due to revenues from the investigation-only use of the Procleix(R) West Nile Virus Assay in the United States, market share gains in the United States and continued penetration into several markets abroad.
    -- Revenues from Chiron's joint business arrangement with Ortho were $30 million for the first quarter of 2004, compared to $26 million for the first quarter of 2003. The increase was primarily due to increased profitability.
    -- Royalties paid by Roche related to NAT blood screening were $15 million for the first quarter of 2004, compared to $14 million for the first quarter of 2003.

    Vaccines
    Vaccines net product sales were $86 million for the first quarter of 2004, compared to $68 million for the first quarter of 2003. The gross profit margin on vaccines products was 33 percent for the first quarter of 2004, compared to 49 percent for the first quarter of 2003. The decrease was primarily due to the acquisition of PowderJect, as a portion of the facilities acquired was not active in flu vaccine production for a significant part of the first quarter. In addition, the product mix was heavily influenced by the shift of Encepur(TM) vaccine for tick-borne encephalitis sales to the fourth quarter of 2003 from the first quarter of 2004.

    -- Sales of flu vaccines were $8 million for the first quarter of 2004, compared to $4 million for the first quarter of 2003. The increase was primarily due to additional sales of Fluvirin(R) influenza vaccine, the flu vaccine that Chiron acquired with PowderJect, to the U.S. Centers for Disease Control and Prevention.
    -- Sales of Menjugate(R) conjugate vaccine against meningococcal C disease were $5 million for the first quarter of 2004, compared to $8 million for the first quarter of 2003, with the decrease primarily due to the timing of outbreaks and vaccination programs in various geographies.
    -- Sales of Chiron's travel vaccines were $23 million for the first quarter of 2004, compared to $26 million for the first quarter of 2003. Travel vaccines include Encepur(TM) vaccine for tick-borne encephalitis, Arilvax(TM) vaccine for yellow fever, Dukoral(TM) vaccine for cholera, and RabAvert(R) vaccine for rabies. The decrease was primarily due to timing of sales of Encepur, as a portion of sales shifted to the fourth quarter of 2003 from the first quarter of 2004, and was partially offset by sales of Arilvax and Dukoral, which Chiron acquired with PowderJect.
    -- Sales of Chiron's pediatric and other vaccines products were $50 million for the first quarter of 2004, compared to $30 million for the first quarter of 2003, with the increase primarily due to tender sales of pediatric vaccines, particularly polio vaccines, and increased sales following the PowderJect acquisition.

    BioPharmaceuticals
    The BioPharmaceuticals division reported net product sales and Betaferon(R) interferon beta-1b royalties of $140 million for the first quarter of 2004, compared to $116 million for the first quarter of 2003. The gross profit margin on biopharmaceutical products was 76 percent for the first quarter of 2004, compared to 79 percent for the first quarter of 2003. The decrease was primarily due to a combination of a decline in the royalty rate related to the sale of Betaseron that took effect in the fourth quarter of 2003, pursuant to Chiron's agreement with Schering, and increased costs associated with the new pre-filled diluent syringe for Betaseron(R) interferon beta-1b.

    -- TOBI(R) tobramycin solution for inhalation sales were $53 million for the first quarter of 2004, compared to $41 million for the first quarter of 2003, with the increase primarily due to increased patient demand, price increases, the benefit of foreign exchange rates and wholesaler ordering patterns.
    -- Proleukin(R) (aldesleukin) interleukin-2 sales were $32 million for the first quarter of 2004, compared to $26 million for the first quarter of 2003, with the increase primarily due to price increases and wholesaler ordering patterns.
    -- Sales of Betaseron(R) interferon beta-1b for injection, marketed in Europe as Betaferon(R), to Berlex, Inc., (and its parent company Schering AG) for marketing and resale were $30 million for the first quarter of 2004, compared to $29 million for the first quarter of 2003. The sales pattern was essentially level because the contractual decline in the royalty rate related to the sale of Betaseron, pursuant to Chiron's agreement with Schering, and changes in ordering patterns were offset by increased patient demand, price increases, and the benefit of foreign exchange rates. Royalties from Schering AG's European sales of Betaferon were $14 million for the first quarter of 2004, compared to $14 million for the first quarter of 2003. The royalty pattern was essentially level because the decline in Betaferon royalties, pursuant to Chiron's agreement with Schering, was offset by increased patient demand, price increases, and the benefit of foreign exchange rates.

    Pipeline and Products Update
    Chiron has seen recent advances in franchises across all three of its business units and expects continued progress throughout 2004.

    Blood Testing
    Chiron expects to expand its leadership in blood testing through new assays, new geographies, greater market penetration and expansion into blood safety.

    -- In February, Chiron announced the initiation of U.S. clinical trials of the Procleix(R) Ultrio(TM) Assay, for the simultaneous detection of HIV-1, hepatitis C virus (HCV) and hepatitis B virus (HBV) in donated blood, plasma, organs and tissue, on the Procleix TIGRIS(R) system, a key enabling technology for individual donor testing. Chiron, in collaboration with its partner Gen-Probe Incorporated, expects to complete the clinical trials for TIGRIS in the second half of 2004 and to file submissions to the U.S. Food and Drug Administration (FDA) for TIGRIS and the Procleix Ultrio Assay later in the year.
    -- Chiron recently won a contract for the Procleix(R) HIV-1/HCV Assay with a major blood center in Korea, accounting for approximately a third of the nation's annual donations.

    Vaccines
    Chiron Vaccines development is focused on its meningococcal franchise and flu cell-culture technology.

    -- Chiron is on track to initiate a Phase III trial this year for its flu cell-culture vaccine for European registration. The company also recently filed an investigational new drug application (IND) for flu cell-culture in the United States and has begun the dialogue with the FDA on development plans in the United States.
    -- Chiron recently broke ground for the $100 million expansion of its Liverpool Fluvirin(R) influenza vaccine production facility, which will enable further increases in future production following the record increases experienced last year and additional increases projected for this year.
    -- Chiron advanced its establishment of commercial operations for vaccines in the United States, appointing a head of the business and positioning it to support strategies for both the flu vaccine and meningococcal vaccines franchises.
    -- In the development of vaccines for the five primary serogroups that cause meningococcal disease, Chiron recently began clinical trials for its broad-coverage meningococcal B vaccine.

    BioPharmaceuticals:  Infectious Disease
    Chiron continues to build its portfolio of products to treat and prevent infectious disease. This franchise leverages a significant global commercial infrastructure.

    -- Chiron is currently meeting with investigators for its Phase III trial for tifacogin in patients with severe community-acquired pneumonia and plans to initiate the trial in May.
    -- Chiron will meet with the FDA in May to discuss the registration path for cyclosporine solution for inhalation (CSI) as a potential treatment for lung transplant rejection.
    -- With its partner, Cubist Pharmaceuticals, Chiron soon expects to reach a decision to determine the regulatory path forward for daptomycin in the European Union, in which Chiron has commercial rights.
    -- Chiron is investing to expand its TOBI franchise in its study of the dry-powder formulation delivered with a hand-held device, which the company is developing in collaboration with Nektar Therapeutics.
       Chiron now plans to use commercial product and the commercial device in its upcoming Phase III trial, which the company anticipates will delay the start of the trial from the end of 2004 to the beginning of 2005, with minimal anticipated effect on the product launch date.

    BioPharmaceuticals:  Oncology
    Chiron's oncology franchise has three dimensions: immune-based therapies, monoclonal antibodies and novel cancer agents.

    -- Chiron announced a collaborative agreement with XOMA Ltd. for the development and commercialization of antibody products for the treatment of cancer. Chiron has successfully identified a number of potential targets and expects the agreement to help generate antibodies against those targets and accelerate their advancement through the development process.
    -- Chiron is initiating a new Phase II study of Proleukin(R) (aldesleukin) for injection plus rituximab in rituximab-naive patients with low-grade non-Hodgkin's lymphoma to determine the combination's potential in patients receiving rituximab for the first time.
    -- Chiron has had an abstract accepted for the American Society of Clinical Oncology (ASCO) meeting, to be held June 5-8 in New Orleans, to detail the objective, durable responses found in a specific sub-population of patients in its existing Phase II trial of Proleukin plus rituximab in patients with low-grade non-Hodgkin's lymphoma who have failed rituximab therapy.
    -- Chiron discontinued further development of tezacitabine, a next-generation nucleoside analog, based on an analysis of the data from a Phase II trial in patients with gastroesophageal cancer.

    Other Recent Business Milestones
    Other recent business activities underline the value of Chiron's products and intellectual property and the strength of its leadership.

    -- Chiron announced the appointment of Rino Rappuoli, Ph.D., to the position of chief scientific officer (CSO). Dr. Rappuoli joined Chiron as head of European vaccines research in 1992 with the acquisition of Italian vaccines company Sclavo SpA, where he served as head of research and development. Dr. Rappuoli is co-founder of the field of cellular microbiology, a discipline combining cell biology and microbiology, and has pioneered the genomic approach to vaccine development termed "reverse vaccinology."
    -- Chiron was listed at number 769 on the Fortune 1000 list for 2003, up from its debut at number 912 in 2002.

    1Q04 Earnings Conference Call
    Chiron will hold a conference call and webcast on Wednesday, April 21, 2004, at 4:45 p.m. EDT to review its first-quarter 2004 results of operations and business highlights. In addition, the company may address forward-looking questions concerning business, financial matters and trends affecting the company.
    To access either the live call or the one-week archive, please log on to http://www.chiron.com/webcast . Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time to download any necessary software. Alternatively, please call 800-374-0907 from the United States or Canada or 706-643-3367 from other locations. Replay is available approximately two hours after the completion of the call through 11:55 p.m. EDT, Wednesday, April 28, 2004. To access the replay, please call 800-642-1687 from the United States or Canada or 706-645-9291 from other locations. The conference ID number is 6631837.

    About Chiron
    Through its global Blood Testing, Vaccines and BioPharmaceuticals businesses, Chiron Corporation addresses human suffering with more than 50 diverse products to detect, prevent and treat disease worldwide. The company's consistent success comes from its pioneering science, skill in delivering innovations in biotechnology and disciplined business approach. Chiron believes that science has the power to improve people's lives and harnesses that power to transform public health.
    This year, Chiron Vaccines celebrates 100 years of advancing medicine with the anniversary of two founding companies. In 1904, Emil von Behring and Achille Sclavo independently started companies in Germany and Italy, respectively, dedicated to the research, development and manufacture of vaccines to protect humanity from infectious disease. As the fifth-largest vaccine manufacturer in the world, Chiron remains dedicated to the legacies of von Behring and Sclavo to prevent disease and develop new vaccines to improve human health globally.
    This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, new product indications, new product marketing, acquisitions, and in- and out-licensing activities, that involve risks and uncertainties and are subject to change. A full discussion of the company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-K for the year ended December 31, 2003, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness. In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products. There can be no assurance that Chiron's out-licensing activities will generate significant revenue, nor that its in-licensing activities will fully protect it from claims of infringement by third parties. In addition, the company may engage in business opportunities, the successful completion of which are subject to certain risks, including shareholder and regulatory approvals and the integration of operations.
    Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

    NOTE: Arilvax, Dukoral, Encepur, Fluvirin, Menjugate, Procleix, Proleukin, RabAvert, TOBI and Ultrio are trademarks of Chiron Corporation. Betaseron and Betaferon are trademarks of Schering AG. TIGRIS is a registered trademark of Gen-Probe Incorporated.


     CHIRON CORPORATION
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     (Unaudited)
     (In thousands, except per share data)

                                                  Three Months Ended
                                                       March 31,
                                                         2004
                                           Pro Forma    Pro Forma
                                          Adjusted (1) Adjustments  Actual

    Revenues:
      Product sales, net                    $281,066        $--    $281,066
      Revenues from joint business
       arrangement                            30,361         --      30,361
      Collaborative agreement revenues         6,515         --       6,515
      Royalty and license fee revenues        54,792         --      54,792
      Other revenues                           6,938         --       6,938

          Total revenues                     379,672         --     379,672

    Operating expenses:
      Cost of sales                          126,701         --     126,701
      Research and development                98,410         --      98,410
      Selling, general and administrative    104,740         --     104,740
      Amortization expense                        --    (21,332)     21,332
      Other operating expenses                 2,116         --       2,116

          Total operating expenses           331,967    (21,332)    353,299

    Income from operations                    47,705     21,332      26,373

    Interest expense                          (5,925)        --      (5,925)
    Interest and other income, net            16,074         --      16,074
    Minority interest                           (620)        --        (620)

    Income from continuing operations
     before income taxes                      57,234     21,332      35,902
    Provision for income taxes                14,309      5,334       8,975

    Income from continuing operations         42,925     15,998      26,927

    Gain from discontinued operations         12,845         --      12,845

    Net income                               $55,770    $15,998     $39,772

    Basic earnings per share:
       Income from continuing operations       $0.23                  $0.14
       Net income                              $0.30                  $0.21

    Diluted earnings per share:
       Income from continuing operations       $0.22                  $0.14
       Net income                              $0.28                  $0.21

    Shares used in calculating basic
     earnings per share                      187,809                187,809

    Shares used in calculating diluted
     earnings per share                      207,816                191,999

                                                         2003
                                           Pro Forma    Pro Forma
                                          Adjusted (2) Adjustments  Actual

    Revenues:
      Product sales, net                    $218,620        $--    $218,620
      Revenues from joint business
       arrangement                            26,452         --      26,452
      Collaborative agreement revenues         4,114         --       4,114
      Royalty and license fee revenues        53,424         --      53,424
      Other revenues                           4,012    (14,413)     18,425

          Total revenues                     306,622    (14,413)    321,035

    Operating expenses:
      Cost of sales                           85,589         --      85,589
      Research and development                82,130         --      82,130
      Selling, general and administrative     73,042         --      73,042
      Amortization expense                        --     (7,613)      7,613
      Other operating expenses                 1,691         --       1,691

          Total operating expenses           242,452     (7,613)    250,065

    Income from operations                    64,170     (6,800)     70,970

    Interest expense                          (3,462)        --      (3,462)
    Interest and other income, net            14,318         --      14,318
    Minority interest                           (400)        --        (400)

    Income from continuing operations
     before income taxes                      74,626     (6,800)     81,426
    Provision for income taxes                18,657     (1,700)     20,357

    Income from continuing operations         55,969     (5,100)     61,069

    Gain from discontinued operations          1,426         --       1,426

    Net income                               $57,395    $(5,100)    $62,495

    Basic earnings per share:
       Income from continuing operations       $0.30                  $0.33
       Net income                              $0.31                  $0.33

    Diluted earnings per share:
       Income from continuing operations       $0.30                  $0.32
       Net income                              $0.30                  $0.33

    Shares used in calculating basic
     earnings per share                      186,649                186,649

    Shares used in calculating diluted
     earnings per share                      189,687                189,687

    (1) Pro Forma Adjusted amounts exclude the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect
        Pharmaceuticals.

    (2) Pro Forma Adjusted amounts exclude (a) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring and Pulmopharm and (b) revenues from the Biogen and Serono settlements in connection with the McCormick patents owned by Schering's U.S. subsidiary, Berlex Laboratories.

     CHIRON CORPORATION
     CONDENSED CONSOLIDATED BALANCE SHEETS
     (Unaudited)
     (In thousands)

                                                  March 31,         Dec. 31,
                                                    2004              2003
                         Assets
    Current assets:
        Cash and short-term investments           $550,471          $538,482
        Accounts receivable, net                   369,508           382,933
        Current portion of notes receivable          1,489             1,479
        Inventories, net                           236,299           199,625
        Other current assets                       147,721           135,130
          Total current assets                   1,305,488         1,257,649
    Noncurrent investments in marketable debt
     securities                                    535,022           560,292
    Property, plant, equipment and leasehold
     improvements, net                             707,790           689,750
    Other noncurrent assets                      1,688,577         1,687,478
           Total assets                         $4,236,877        $4,195,169

           Liabilities and stockholders' equity
    Current liabilities                           $397,830          $436,913
    Long-term debt                                 929,780           926,709
    Capital lease                                  157,615           157,677
    Noncurrent unearned revenue                     40,393            45,564
    Other noncurrent liabilities                   196,631           176,944
    Minority interest                                7,877             7,002
    Stockholders' equity                         2,506,751         2,444,360
           Total liabilities and stockholders'
            equity                              $4,236,877        $4,195,169

     CHIRON CORPORATION
     SUPPLEMENTAL SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
     (Unaudited)
     (In thousands, except per share data)
                                                   Three Months Ended
                                                       March 31,
                                                 2004              2003
                                          Pro Forma         Pro Forma
                                          Adjusted  Actual  Adjusted  Actual

    Computation for earnings per share
     - continuing operations
    Income (Numerator):
      Income from continuing operations    $42,925  $26,927  $55,969  $61,069
      Plus: Interest on 1.625% convertible
             debentures, net of taxes        1,570       --       --       --
            Interest on Liquid Yield
             Option Notes, net of taxes      1,760       --       --       --
      Income from continuing operations,
       plus impact from assumed
       conversions                         $46,255  $26,927  $55,969  $61,069

    Shares (Denominator):
      Weighted-average common shares
       outstanding                         187,809  187,809  186,649  186,649
    Effect of dilutive securities:
        Stock options and equivalents        4,190    4,190    3,038    3,038
        1.625% convertible debentures        7,306       --       --       --
        Liquid Yield Option Notes            8,511       --       --       --
        Weighted-average common shares
         outstanding, plus impact from
         assumed conversions               207,816  191,999  189,687  189,687

    Basic earnings per share from
     continuing operations                   $0.23    $0.14    $0.30    $0.33
    Diluted earnings per share from
     continuing operations                   $0.22    $0.14    $0.30    $0.32

    Computation for earnings per share -
     net income
    Income (Numerator):
      Net income                           $55,770  $39,772  $57,395  $62,495
      Plus: Interest on 1.625% convertible
             debentures, net of taxes        1,570       --       --       --
            Interest on Liquid Yield
             Option Notes, net of taxes      1,760       --       --       --
      Net income, plus impact from assumed
       conversions                         $59,100  $39,772  $57,395  $62,495

    Shares (Denominator):
      Weighted-average common shares
       outstanding                         187,809  187,809  186,649  186,649
    Effect of dilutive securities:
        Stock options and equivalents        4,190    4,190    3,038    3,038
        1.625% convertible debentures        7,306       --       --       --
        Liquid Yield Option Notes            8,511       --       --       --
        Weighted-average common shares
         outstanding, plus impact from
         assumed conversions               207,816  191,999  189,687  189,687

    Basic earnings per share                 $0.30    $0.21    $0.31    $0.33
    Diluted earnings per share               $0.28    $0.21    $0.30    $0.33

                              CHIRON CORPORATION
                   Supplemental Revenue Summary (Pro Forma)
                             USD $ (in thousands)

                                        Current    Prior     Change
                                        Quarter   Quarter     from     Change
                                        Q1 2004   Q4 2003   Prior QTR    %
    Product Sales
     Blood Testing
        Ortho                            $6,234    $8,625    $(2,391) (27.7)%
        NAT                              61,886    58,299      3,587     6.2%
     Total Blood Testing                 68,120    66,924      1,196     1.8%

    Vaccines
       Flu Vaccines                       7,705   141,142   (133,437) (94.5)%
       Meningococcus Vaccines             4,549    33,672    (29,123) (86.5)%
       Travel Vaccines (TBE, Rabies,
        Arilvax and Dukoral)             23,010    27,850     (4,840) (17.4)%
       Pediatric/Other Vaccines          51,182    58,974     (7,792) (13.2)%
     Total Vaccines                      86,446   261,638   (175,192) (67.0)%

    Biopharmaceuticals:
      Proleukin                          31,868    29,852      2,016     6.8%
      TOBI                               52,524    49,307      3,217     6.5%
      Betaseron*                         30,136    36,148     (6,012) (16.6)%
      Other                              11,972     4,742      7,230   152.5%
    Total Biopharmaceuticals            126,500   120,049      6,451     5.4%

     TOTAL PRODUCT SALES               $281,066  $448,611  $(167,545) (37.3)%

    Revenues From Joint Business
     Arrangement                        $30,361   $28,313     $2,048     7.2%
    Collaborative Agreement Revenues      6,515     3,008      3,507   116.6%
    Royalty and License Fees             54,792    63,605     (8,813) (13.9)%
    Other Revenues                        6,938    11,044     (4,106) (37.2)%
      TOTAL REVENUES                   $379,672  $554,581  $(174,909) (31.5)%

    Gross Margins
    Blood Testing                           43%       38%         5%
    Vaccines                                33%       49%      (16)%
    Biopharmaceuticals                      76%       66%        10%
      TOTAL GROSS MARGINS                   55%       52%         3%

      * Excludes Betaferon Royalty      $13,807   $16,658    $(2,851) (17.1)%

                                               Year Ago    Change
                                               Quarter      from       Change
                                               Q1 2003    Prior Year     %
    Product Sales
     Blood Testing
        Ortho                                  $6,408       $(174)     (2.7)%
        NAT                                    42,123      19,763       46.9%
     Total Blood Testing                       48,531      19,589       40.4%

    Vaccines
       Flu Vaccines                             4,253       3,452       81.2%
       Meningococcus Vaccines                   7,538      (2,989)    (39.7)%
       Travel Vaccines (TBE, Rabies,
        Arilvax and Dukoral)                   25,700      (2,690)    (10.5)%
       Pediatric/Other Vaccines                30,913      20,269       65.6%
     Total Vaccines                            68,404      18,042       26.4%

    Biopharmaceuticals:
      Proleukin                                25,983       5,885       22.6%
      TOBI                                     40,734      11,790       28.9%
      Betaseron*                               29,300         836        2.9%
      Other                                     5,668       6,304      111.2%
    Total Biopharmaceuticals                  101,685      24,815       24.4%

     TOTAL PRODUCT SALES                     $218,620     $62,446       28.6%

    Revenues From Joint Business
     Arrangement                              $26,452      $3,909       14.8%
    Collaborative Agreement Revenues            4,114       2,401       58.4%
    Royalty and License Fees                   53,424       1,368        2.6%
    Other Revenues                              4,012       2,926       72.9%
      TOTAL REVENUES                         $306,622     $73,050       23.8%

    Gross Margins
    Blood Testing                                 40%          3%
    Vaccines                                      49%       (16)%
    Biopharmaceuticals                            79%        (3)%
      TOTAL GROSS MARGINS                         61%        (6)%

      * Excludes Betaferon Royalty            $13,966       $(159)     (1.1)%


SOURCE  Chiron Corporation
    -0-                             04/21/2004
    /CONTACT: Chiron Corporate Communications & Investor Relations, Media, +1-510-923-6500, or Investors, +1-510-923-2300 /
    /Web site:  http://www.chiron.com /
    (CHIR)

CO:  Chiron Corporation
ST:  California
IN:  BIO MAC MTC
SU:  ERN ERP CCA